                            ASSET PURCHASE AGREEMENT




                                  By and Among

                               AAR POWERBOSS, INC.

                                       And

                          MINUTEMAN INTERNATIONAL, INC.



















                                                        November ___, 1998

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement"), dated as of November ___, 1998, is made by and among AAR POWERBOSS, INC., an Illinois corporation (including its division, AAR POWER-CLEAN) ("Seller"), and MINUTEMAN INTERNATIONAL, INC., an Illinois corporation ("Buyer").

         WHEREAS, Buyer desires to buy, and Seller desires to sell to Buyer, the business and certain assets of Seller, subject to certain liabilities, for a purchase price and upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:

         1. SALE AND PURCHASE OF ASSETS. For the price, on the terms and subject to the conditions herein set forth, Seller hereby agrees to convey, transfer, assign and deliver to Buyer, and Buyer (directly or through its designee acceptable to Seller) agrees to purchase and acquire at the Closing (as hereinafter defined), in Section 4.1, but effective at and as of the Effective Time (as hereinafter defined), all of the business and assets now owned or acquired prior to the Effective Time by Seller used or held for use exclusively in Seller's business (other than the "Retained Assets" as hereinafter defined), including but not limited to those related to the business of designing, manufacturing, repairing and distributing ride-on and walk behind sweepers and scrubbers, as well as parts and accessories ("PowerBoss Products") (collectively the "Transferred Assets"), free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever. The term "Effective Time" shall mean the close of business on the business day immediately preceding the Closing or such other time and date as shall be established by written agreement of Seller and Buyer.

         1.1 TRANSFERRED ASSETS. The term "Transferred Assets" includes the following:

         (a) All inventory, wherever located, of Seller as of the Effective Time used or held for use exclusively in Seller's business, including raw materials, work in process and finished products (the "Inventory");

         (b) Intentionally Omitted.

         (c) The leasehold interests of Seller as lessee under the leases of all personal property listed in Schedule 1.1(c);

         (d) Seller's rights and interest in all bids and proposals, written or oral, submitted by Seller and those contracts, engagements, commitments and orders, written or oral, awarded to or received by Seller for the design, manufacture, repair or distribution of the PowerBoss Products a list of which as of the date hereof is set forth on Schedule 1.1(d) (the "Customer Purchase Orders");

         (e) Seller's interest in all those incomplete or unfilled contracts, commitments and orders or portions thereof issued by Seller for the purchase by Seller of supplies, materials, inventory, raw materials and finished products a list of which as


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



of the date hereof is set forth on Schedule 1.1(e) (the "Seller's Purchase Orders").

         (f) All machinery, equipment, jigs, tools, dies, furniture, fixtures and office and other equipment and spare parts therefor owned by Seller used or held for use exclusively in Seller's business (the "Machinery and Equipment"), including but not limited to the items listed on Schedule l.l(f) hereto; but excluding the items specifically identified on Schedule 1.1(f) hereto as not being transferred;

         (g) All files, books, records, accounts, manuals and incidental documentation of Seller (the "Books and Records"), including without limitation all computer reports and records, customer lists, bidding and contract information, credit records and information, purchase and sales records and information, merchandise records and sales promotion materials, procedural manuals and technical manuals, manufacturer's specifications, overhaul manuals, service bulletins and field service notes, except for any items expressly included in the Retained Assets. For a period of three (3) years after the Closing Date (defined in Section 4.1), Seller may have access to any Books and Records and may make copies thereof, if appropriate, during normal business hours upon reasonable notice to Buyer; and

         (h) All items of intellectual property, tangible or intangible, including without limitation, trademarks, trademark registrations, trade names, engineering and other drawings, plans



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and specifications, blueprints, processes, procedures, manufacturing instructions, manufacturing bills of materials, patents, patent applications, copyrights, copyright registrations, chip registrations, trademarks, service marks, know-how, inventions, designs, laboratory books and information, confidential business information, research and development, trade secrets including without limitation with respect to the foregoing all related international priority rights and all rights to sue for past infringement ("Intellectual Property") and licenses of Intellectual Property owned by Seller and used or held for use exclusively in Seller's business. Major items of such Intellectual Property are listed on Schedule 1.1(h). Notwithstanding anything in this Agreement to the contrary the property name of "AAR" is not a Transferred Asset.

         (i) Seller's rights against suppliers of inventory or other items, including without limitation, any express or implied warranties and any entitlement to volume or other discounts or rebates;

         (j) All trucks, cars and other vehicles owned or leased by Seller (the "Vehicles"), including but not limited to those owned and leased vehicles listed on Schedule 1.1(j) hereto;

         (k) All accounts receivable, trade accounts, notes receivables and other debts owing to Seller (the "Receivables") as of the Effective Time as set forth in the Final Closing Balance Sheet (defined in Section 2.3), including the benefit of all




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collateral, security, guarantees and similar undertakings received or held in connection therewith but excluding (A) any receivables from AAR Corp., the sole shareholder of Seller ("AAR Corp."), or from any affiliate of AAR Corp. and (B) all receivables, guaranties or other obligations with respect to factoring, lease, sale or other transfer arrangements with Sanwa Bank, NationsBank or any other financial institution;

         (l) Except as shown on Schedule 1.2 hereto, all other items of personal property, tangible or intangible, exclusively owned by Seller, including without limitation, confidentiality agreements, (including without limitation those listed on Schedule 3.1(f)) restrictive and negative covenant agreements with employees and others, non-financial computer hardware and software specifically identified in Schedule 1.1(l), laptops, personal computers, terminals, printers, tapes and discs, governmental licenses and permits, telephone numbers, advertisements in yellow pages of telephone directories and contracts therefor and those dealer/distributorship agreements and representation agreements, and all other agreements listed on Schedule 3.1(f) (the "Contracts"). Major items of such other personal property are listed on Schedule 1.1(l) hereto. The computer software specifically identified on Schedule 1.1(l) as "leased software", will be leased to Buyer from Seller as follows: (A) the AS 400, the Data 3 Software and associated technical support at the rate of Thirty-Two Thousand Eight Hundred Seventy-Four Dollars




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($32,874.00) for 120 days following the Closing Date. The lease term will terminate no later than 120 days after the Closing Date; and (B) the Lawson Software at the rate of Three Thousand Nine Hundred and Twelve Dollars ($3,912.00) per month for 120 days following the Closing Date. The lease term will terminate no later than 180 days after the Closing Date.

         (m) Prepaid expenses and deposits associated with the aforementioned Transferred Assets, except to the extent excluded in Section 1.2.

         The term "Transferred Assets" shall not include such of those assets and properties of Seller as: (i) may have been disposed of prior to the Effective Time in the ordinary course of Seller's business and (ii) may have been otherwise disposed of prior to the Effective Time at the written request, or with the prior written consent, of Buyer, (provided that the value of any such assets and properties so disposed of prior to the Effective Time shall not be included in the Final Closing Balance Sheet).

         1.2 RETAINED ASSETS. Seller shall retain the following assets ("Retained Assets"):

         a.  Checkbooks, and canceled checks.

         b.  All cash, cash equivalents and securities on hand at Closing.

         c.  All prepaid expenses with respect to Liabilities not assumed.



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         d. The books and records including but not limited to all tax records, employment files and records, inspection records, customer contracts, purchase orders, correspondence and filings with respect thereto relating to transactions closed and completed prior to the Effective Time, for which liability is not being assumed hereunder ("Retained Records"). For a period of three (3) years after the Closing Date, Buyer may have access to the Retained Records and may make copies thereof, if appropriate, during normal business hours upon reasonable notice to Seller.

         e. All financial systems hardware and software.

         f. Any insurance policies and participation in self-insurance programs, and any coverages thereunder of Seller.

         g. Any claim for refund, carry back or carry forward in connection with taxes constituting Liabilities not assumed.

         h. All assets of all compensation, benefit and contribution plans of Seller and all assets of all trusts with respect thereto.

         i. All minute books, stock transfer books and records, certificates of incorporation, qualifications to do business and all other corporate books and records.

         j. The name "AAR" and its symbol as specifically identified in Schedule 1.2(j).

         k. The (i) AS 400 Operational Hardware, (ii) associated Data 3 Software, and (iii) the Lawson Software.



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         l. All Receivables, guaranties or other obligations with respect to factoring, lease, sale or other transfer arrangements with Sanwa Bank, NationsBank or other financial institutions.

         m. All Seller's rights, title and interest in and to the Premises (land and building) located at Anderson and Taylor Streets, P.O. Box 1227, Aberdeen, North Carolina.

         2.  PURCHASE PRICE.

         2.1 PURCHASE PRICE. The aggregate purchase price payable to Seller for the Transferred Assets and the covenants and agreements of Seller set forth herein shall be the cash sum of Twelve Million Twelve Thousand Six Hundred Fifty-Nine Dollars ($12,012,659) adjusted as provided below (the "Cash Purchase Price"), plus the assumed liability specified in Section 3 of this Agreement (the "Purchase Price").

         2.2 CALCULATION OF CASH PURCHASE PRICE. The Cash Purchase Price shall be subject to adjustment as follows: the Cash Purchase Price which is based on Net Asset Value (assets less liabilities) for the Net Transferred Assets of $6,662,093 as of 5/31.1/98 (as specified in Seller's Balance Sheet attached as Schedule 5.4) shall be increased, dollar for dollar, to the extent that the Closing Net Asset Value for the Transferred Assets is greater than $6,662,093; and the Cash Purchase Price shall be decreased, dollar for dollar, to the extent that the Closing Net


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Asset Value for the Transferred Assets is less than $6,662,093, determined in accordance wit1h Section 2.4.

         2.3 DEFINITION OF FINAL CLOSING BALANCE SHEET AND CLOSING NET ASSET VALUE. The Final Closing Balance Sheet shall mean the balance sheet of the Transferred Assets as of the Closing prepared by Seller in accordance with
Section 2.4. The Closing Net Asset Value shall mean the Net Asset Value of the Transferred Assets as reflected in the Final Closing Balance Sheet.

         2.4 PREPARATION OF FINAL CLOSING BALANCE SHEET. The Final Closing Balance Sheet shall be prepared from the books and records of Seller in accordance with the following:

         (a) Assets shall be valued at $8,501,698; which the Parties agree was the value as of May 31, 1998, plus or minus any activity with respect thereto, including acquisitions and dispositions thereof in the period between May 31, 1998 and Closing; determined on a basis consistent with generally accepted accounting principals ("GAAP") applied on a consistent basis.

         (b) Liabilities shall be valued at $1,839,605, which the Parties agree was the value as of May 31, 1998 plus or minus activity with respect thereto in the period between May 31, 1998 and Closing valued in accordance with GAAP applied on a consistent basis.

         (c) Notwithstanding anything herein to the contrary, the Parties agree the value of Inventory as of May 31, 1998 was fixed



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at $4,549,255 and shall be adjusted only for any lost, missing, sold, purchased or processed Inventory between May 31, 1998 and the Effective Time, provided and in the event all "items on XS and Obsolete Reserve", "items returned on consignment" and "parts (per aging)" received 1997 and prior (collectively, "Obsolete/Excess/Aging Items") as identified by the check marks on Schedule 2.4(c), have a value as of the Effective Time of $200,000 above the book value as of August 31, 1998 (which was $1,522,138), Buyer and Seller shall negotiate in good faith toward a further adjustment to the Inventory Value.

         (d) Accrues will be made in accordance with GAAP.

         2.5 DELIVERY OF PRELIMINARY CLOSING BALANCE SHEET. Within thirty (30) days following the Closing, Seller with the reasonable assistance and cooperation of Buyer, shall prepare and deliver to Buyer a balance sheet of the Transferred Assets (the "Preliminary Closing Balance Sheet"), prepared as provided in Section 2.4. Buyer shall have thirty (30) days following its receipt of the Preliminary Closing Balance Sheet (the "Review Period") to review the same for compliance with Section 2.4. On or before the expiration of the Review Period, Buyer shall delivery to seller a written statement accepting, or objecting to, the Preliminary Closing Balance Sheet. In the event that Buyer shall object to the Preliminary Closing Balance Sheet, such statement shall include a detailed itemization of Buyer's objections and its reason therefor. If no such statement is delivered by Buyer to


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


Seller within the Review Period, Buyer shall be conclusively deemed to have accepted the Preliminary Closing Balance Sheet.

         In the event that Buyer shall accept or shall be conclusively deemed to have accepted the Preliminary Closing Balance Sheet as prepared and delivered by Seller, the Preliminary Closing Balance Sheet shall constitute the Final Closing Balance Sheet for purposes of determining any Adjustment (as defined in Section 2.8) to the Cash Purchase Price.

         2.6 RESOLUTION OF DISPUTES REGARDING PRELIMINARY CLOSING BALANCE SHEET. In the event that Buyer shall object to the Preliminary Closing Balance Sheet within the Review Period, Buyer and Seller shall promptly meet and in good faith attempt to resolve such objections. If any of such objections of Buyer cannot be resolved between Buyer and Seller within 30 days following Seller's receipt of Buyer's statement of objections, then Seller and Buyer shall submit the dispute to a nationally recognized "Big 5" independent accounting firm mutually agreeable to Seller and Buyer, which firm shall not have had a material relationship with either Seller or Buyer or their respective affiliates within the three years preceding the appointment (the "Arbiter"), for resolution. Promptly, but no later than 60 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine (based solely on presentations by Seller and Buyer to the Arbiter and not by independent review) only those issues in dispute and shall render a report as to the disputes and the



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resulting calculation of the Closing Net Asset Value and the Adjustment, if any,
which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greatest value for such items claimed by either party, or less than the smallest value for such item claimed by either party, in each case, as presented to the Arbiter. The fees, costs and expenses of the Arbiter shall be paid one-half by Seller and one-half by Buyer. The resolution so made shall be final and binding on the parties, and the Preliminary Closing Balance Sheet, as adjusted to reflect the adjustments agreed upon by the parties or determined by the Arbiter, shall constitute the Final Closing Balance Sheet for purposes of determining any Adjustment to the Cash Purchase Price.

         2.7 PAYMENT AT CLOSING. On the Closing, Buyer will pay to Seller the sum of Twelve Million Twelve Thousand Six Hundred and Fifty-Nine Dollars ($12,012,659) by wire transfer of immediately available federal funds to Seller's bank account #58-04493 in the name of "AAR CORP Depository" at the First National Bank of Chicago, One First National Plaza, Chicago, Illinois 60670 ABA # 071000013.

         2.8 SETTLEMENT OF CASH PURCHASE PRICE. In the event that the Cash Purchase Price as finally determined is greater or less than the $12,012,659 (such excess or deficiency being referred to herein as the "Adjustment"), on the third business day following



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the date upon which the Cash Purchase Price is finally determined as provided for in Section 2.5 or 2.6, Buyer shall pay and remit to Seller if the Cash Purchase Price is greater than $12,012,659 or Seller shall pay and remit to Buyer if the Cash Purchase Price is less than $12,012,659, the amount of the Adjustment, in either case, plus interest on such amount from the Closing to the date the Adjustment is paid, at 6% per annum. Payment of the Adjustment and the applicable interest shall be made by wire transfer of immediately available federal funds to such bank account as is specified by written instructions given by the recipient of the Adjustment to the party paying the Adjustment.

         2.9 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Transferred Assets for all purposes as agreed upon by the parties. Seller and Buyer agree that the respective amounts allocated to the various Transferred Assets constitute the bargained value of the Transferred Assets and covenants and agreements of Seller herein. Each agrees that it will not take a position on any income tax return or in any proceeding regarding collection of any tax which is materially inconsistent with the allocations agreed upon.

         3   ASSUMPTION OF CERTAIN LIABILITIES.

         3.1 LIABILITIES ASSUMED. Upon the sale and purchase of the Transferred Assets, except as specifically set forth in Section


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3.2, Buyer shall assume and pay, perform and discharge when due all the following obligations and liabilities of Seller:

      (a) To the extent not paid or otherwise discharged before the Closing, all obligations and liabilities of Seller accrued, incurred or payable as of May 31, 1998, as reflected on the Balance Sheet, subject to all obligations and liabilities accrued, incurred or payable in the ordinary course of business of Seller between that date and the Effective Time all of which obligations and liabilities shall be reflected on the Final Closing Balance Sheet; and

      (b) Subject to the provisions of section 3.3 hereof, all Seller's obligations and liabilities under the Seller's Purchase Orders and the Customer's Purchase Orders; and

      (c) Subject to the provisions of Section 3.3 hereof, all liabilities and obligations of Seller for performance under the leases referred to in Section 1.1(c); and

      (d) All liabilities for unpaid wages, salaries, bonuses, vacation and holiday pay, employee benefits and insurance shown on the Final Balance Sheet; and

      (e) All personal property taxes not incurred or not due and payable prior to the Effective Time; (an accrual for personal property taxes related to ownership of the Transferred Assets prior to the Effective Time will be reflected in the Final Balance Sheet); and



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      (f) All obligations under the Contracts.

      (g) All warranty obligations set forth in Schedule 3.1(g).

      (h) Any liability or obligation of Buyer, (including but not limited to fines, penalties, special, punitive and consequential damages), for any course of action, including but not limited to breach of contract, breach of duty, violation of law, strict liability, personal injury, property damage, infringement of patent or other intangible rights, defective products or improper design, or servicing thereof related to products sold and shipped subsequent to the Effective Time.

      3.2 LIABILITIES NOT ASSUMED. Except as set forth in Section 3.1, Buyer shall not assume any liabilities of Seller, including without limitation the following liabilities or obligations:

      (a) Liabilities or obligations incurred by Seller solely in connection with this Agreement and the transactions provided for herein, including attorneys' and accountants' fees;

      (b) Any tax liabilities or obligations, including without limitation federal, foreign, state or local income tax withholding, FICA or FUTA tax, sales or use tax, excise, franchise or capital stock tax or ad valorem or personal property tax, owed by Seller with respect to any period on or prior to the Effective Time;

      (c) Liabilities, obligations and expenses arising out of litigation and claims commenced or asserted in writing prior to



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the Effective Time including, but not limited to the claims described on
Schedule 5.9.

      (d) Liabilities or obligations relating to any contracts not specifically assumed by Buyer;

      (e) Any liabilities or obligations of Seller (including any fines, penalties, special, punitive and consequential damages) relating to breach of contract, breach of duty, violation of law, strict liability, personal injury, property damage, infringement of patent or other intangible rights, defective products or improper design, or servicing thereof related to products sold and shipped prior to the Effective Time, except for warranty claims assumed by Buyer in Section 3.1(g);

      (f) Any obligations to pay civil or criminal fines, penalties or punitive damages with respect to any act or omission of Seller or its officers or employees, whether known or unknown to Buyer.

      (g) To the extent not accrued on the Final Closing Balance Sheet, liabilities for unpaid wages, salaries, commissions, bonuses, severance and holiday pay, employee benefits and insurance and any of the liabilities to employees or former employees with respect to occurrences on or prior to the Effective Time.

      (h) All other liabilities of Seller not specifically assumed by Buyer in
Section 3.1.

      3.3 THIRD PARTY CONSENTS. If any of the contracts or agreements or any other property or rights to be assigned or



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transferred to, and assumed by, Buyer hereunder are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, Seller will use its best efforts to obtain such consents prior to the Closing. If any such consent cannot be obtained prior to the Closing and Buyer elects to close, this agreement shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall to the extent permitted by law hold the same in trust for Buyer. In the event that any Seller's Purchase Order shall not be assignable by Seller and Buyer elects to close, Buyer agrees to purchase from Seller at the contract price all property thereunder which Seller is obligated to purchase. In the event that any Customer's Purchase Orders shall not be assignable and Buyer elects to close, Buyer agrees to sell to Seller any products required to complete such contracts at the same prices provided for therein and otherwise to complete such contracts on behalf of Seller. Buyer shall provide all services and bear all costs necessary to complete such contracts, and Seller shall promptly remit to Buyer amounts received with respect to such contracts. Seller shall take such steps to collect overdue amounts owed with respect to such contracts as a reasonable and prudent business person would take to collect similar amounts for his own account. If Seller has been dissolved or otherwise fails to comply with the provisions of this Section 3.3, Buyer may on its own behalf



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undertake to complete such contracts and collect amounts due thereunder in the name of Seller.

      4   THE CLOSING.

      4.1 TIME AND PLACE OF CLOSING. The Closing of the purchase and sale of the Transferred Assets (the "Closing") shall be held at the office of AAR CORP., in Wood Dale, Illinois, at 10:00 A.M. on November 23, 1998 (the "Closing Date"), or at such other place, date or time as may be fixed by mutual agreement of the parties.

      4.2 SELLER'S DELIVERIES. At the Closing, Seller shall deliver to Buyer the documents to be delivered to Buyer pursuant to Article 8 hereof.

      4.3 BUYER'S DELIVERIES. At the Closing, Buyer shall deliver to Seller the Purchase Price and the documents to be delivered to Seller pursuant to Article 9 hereof.

      4.4 COOPERATION REGARDING CONDITIONS PRECEDENT. Seller and Buyer shall take all steps reasonably necessary to consummate the transactions contemplated hereby at the Closing in accordance with the terms of this Agreement, including but not limited to the execution, verification and filing of such agreements, certificates and instruments as may be required under the laws of any state or the federal government.

      5   REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:



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      5.1 ORGANIZATION AND STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has the corporate power to own its property and to carry on its business as now being conducted and to execute and perform this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it requires such qualification, except where such failure to be qualified or to be in good standing, if any, individually or in the aggregate would not have a material adverse effect on Seller.

      5.2 NO SUBSIDIARIES. Seller has no subsidiaries.

      5.3 TITLE. Except as shown on Seller's Balance Sheet provided herein or on the Schedules hereto, including, but not limited to Schedule 5.3, Seller has, or will have at the time of Closing, good and marketable title to all the Transferred Assets, free and clear of any and all liens, claims, security interests, charges or encumbrances of any kind or character and the sale and delivery of the Transferred Assets pursuant to this Agreement shall vest in Buyer good and marketable title thereto, free and clear of any liens, claims, security interests and charges or encumbrances of any kind or character.



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      5.4   FINANCIAL STATEMENTS. The May 31, 1998 Balance Sheet set forth in
Schedule 5.4(a) has been, and the financial statement set forth in Schedule 5.4(b) has been, prepared from the books and records of Seller in accordance with generally accepted accounting principles applied on a consistent basis with prior records, and fairly present the financial condition of Seller at and as of May 31, 1998, and the results of its operations for the year then ended, and cash flows of Seller for the respective period then ended.

      5.5 CONDUCT OF BUSINESS; NO CHANGES. (a) Since May 31, 1998, Seller has conducted its business only in the ordinary course and, except as consented to in writing by Buyer, has not:

      (i) Subjected or suffered to be subjected any of its assets to any lien or encumbrance other than in the ordinary course of business;

      (ii) Sold or transferred any of its assets other than by sales made in the ordinary course of business;

      (iii) Purchased any property or assets other than in the ordinary course of business or leased any property or guaranteed the indebtedness of any other person or entity other than in the ordinary course of business;

      (b) Except as set forth in the Schedule 5.5(b), since the May 31, 1998 Balance Sheet, there has not been any:

            (i) damage to or destruction or loss of any asset or property whether or not covered by insurance, materially and


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adversely affecting the properties, assets, business, financial condition, or prospects of Seller, taken as a whole;

            (ii) sale, lease, or other disposition of any asset or property or mortgage, pledge, or imposition of any lien or other encumbrance (other than inventory in the ordinary course of business) on any material asset or property, including the sale, lease, or other disposition of Intellectual Property Assets;

            (iii) cancellation or waiver of any material claims or rights; (iv) material change in the accounting methods used.

      5.6 CONDITION OF ASSETS, ETC. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 5, ALL OF THE TRANSFERRED ASSETS AND LEASED SOFTWARE (AND RELATED SERVICES) ARE SOLD, LEASED OR FURNISHED IN "AS IS" "WHERE IS" CONDITION AND WITH ALL FAULTS; SELLER DISCLAIMS ALL OTHER WARRANTIES IN ANY WAY RELATING TO THE TRANSFERRED ASSETS AND LEASED SOFTWARE, (AND SERVICES RELATED THERETO), AND THE OBLIGATIONS AND LIABILITIES OF SELLER HEREIN ARE EXPRESSLY IN LIEU OF AND BUYER HEREBY WAIVES AND RELEASES SELLER FROM ANY AND ALL CLAIMS ARISING FROM THE TRANSFERRED ASSETS, LEASED SOFTWARE AND SERVICES, AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE.

      5.7 COMPLIANCE WITH LAW. To the best of Seller's knowledge, Seller is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in


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which such business is carried on and is not in breach of any such laws, rules or regulations.

      5.8 NO NOTICE OF VIOLATIONS. Except as set forth in Schedule 5.8, there are no outstanding orders, directions, deficiency notices, notices of building code, fire code or other violations relating to the Premises from any police or fire department or authority, sanitation, health, environmental or factory authority or any other federal, state or municipal authority, nor are any such matters under discussion between Seller and any such department, authority or agency, or any authority having jurisdiction. Except as set forth in Schedule 5.8, no notice has been received by Seller that would give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of any environmental remediation of the Premises.

      5.9 CLAIMS AND LITIGATION. Except as set forth in Schedule 5.9 hereto, Seller has not received notice of any actions, suits, judgments, decrees, orders, investigations, or proceedings pending against or, to its knowledge, threatened against Seller or any of its directors, officers and employees (in their capacities as such) or affecting the Transferred Assets or the sale thereof.

      5.10 EMPLOYMENT ARRANGEMENTS. Schedule 5.10 hereto lists each employment contract, collective bargaining agreement, compensation arrangement and all other agreements respecting officers, directors or employees of Seller. Seller has no grievances, unfair labor practice complaints, strikes or work stoppages pending or threatened.

      5.11 PAYMENT OF TAXES. Except as set forth in Schedule 5.11, all foreign and U.S. federal, state, and local tax returns and reports relating to the operation of Seller's business required to be filed have been or will be prepared and filed, and all taxes shown thereon have been paid or will be paid. All returns for the current year will be timely filed or appropriate extensions obtained and all taxes will be paid. Seller will make available to Buyer, promptly after Closing, Seller's federal income tax returns for fiscal years 1997 and 1996.

      5.12 ARRANGEMENTS WITH RELATED PARTIES. Except as set forth in Schedule
5.12 hereto, no officer, or director of Seller: (a) has any contractual relationship with Seller; or (b) has any direct or indirect interest in (i) any entity which does business with Seller or is competitive with the business of Seller, but not including shareholdings in publicly held companies or (ii) any property, asset or right which is used by Seller in the conduct of its business.

      5.13 ABSENCE OF OTHER BUYERS. No other party has the right to purchase Seller's assets or stock, and this Agreement and transactions contemplated herein do not interfere improperly with any contract, understanding or arrangement that the Seller or AAR Corp. may have with any other party.

      5.14 AUTHORITY FOR TRANSACTION. Seller has all requisite corporate power and authority to execute and deliver this Agreement and all documents related thereto (the "Related Documents"), to perform its obligations hereunder and to consummate the transactions herein provided for. This Agreement and the Related Documents, the execution and delivery hereof and thereof by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions herein provided for have been duly authorized and approved by the Board of Directors and sole stockholder of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      5.15 NO CONFLICT. The execution and delivery of this Agreement and the Related Documents, and the consummation of the transactions provided for herein, and the fulfillment of the terms hereof, will not result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, any agreement, indenture or other instrument to which Seller is a party or by which it is bound, the Articles of Incorporation or Bylaws of Seller or any judgment, decree, order or award of any court, governmental body or arbitrator or, to the best of Seller's knowledge, any law, rule or regulation applicable to Seller, except where any such breach, default or conflict would not have a material adverse effect on Seller.

      5.16 COMPLIANCE WITH CONTRACTS: NO DEFAULTS. (a) Seller is not now in violation of or in default with respect to any obligation to be performed by it under any agreement relating to the Transferred Assets, nor has there occurred any event which with notice or lapse of time or both, could become a violation or default or result in an acceleration thereunder, and Seller has no knowledge of any notice, proceeding, or claim charging such default which has been given, pending, threatened, or contemplated, except where any such defaults or violations would not exceed in the aggregate $5,000.

       (b) Schedule 3.1(f) contains a complete and accurate list, and Seller has made available to Buyer true and complete copies of (i) each applicable contract (other than Customer's or Seller's Purchase Orders which are listed in Schedule 1.1(c) and 1.1(d) respectively) that involves performance of services or delivery of goods or materials which requires payment by or to Seller;

                  (ii) each applicable contract that was not entered into in the ordinary course of business that involves expenditures or receipts;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other applicable contracts affecting the ownership of, leasing, title to, use of, or any leasehold or other interest in, any real property or personal property which requires payment by or to Seller;

                  (iv) each current written licensing agreement or other applicable contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors which requires payment by or to Seller regarding the appropriation or the non disclosure of any intellectual property assets;

                  (v) each applicable contract containing covenants that in any way purport to restrict the current business activity of Seller;

                  (vi) each applicable contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods.

      5.17 WARRANTY CLAIMS. Except as shown on Schedule 3.1(g), Seller has not received notice of any warranty claims regarding any product sold by Seller.

      5.18 GOVERNMENTAL APPROVALS. No notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits, licenses, orders or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States, the several states or, to the best of Seller's knowledge, any foreign jurisdiction in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby.

      5.19 REAL PROPERTY. Except for the facility located at Anderson and Taylor Streets, P.O. Box 1227, Aberdeen, North Carolina, Seller does not own any Real Property and Seller is not a party to any agreement to acquire Real Property or interest therein.

      5.20 ACCOUNTS RECEIVABLE. The Receivables reflected on the Final Closing Balance Sheet and on the accounting records of Seller as of the Effective Date represents or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Receivables will not include any receivables factored, sold, leased or otherwise transferred under agreements with Sanwa Bank, Nation's Bank or others. To the best of Seller's knowledge, there is no contest, claim, or right of set off, other than returns in the ordinary course of business, under any contract with any obligor of any Receivable relating to the amount or validity of such Receivable.

      5.21 INVENTORY. Obsolete/Excess/Aging Items, as of August 31, 1998, have been taken into consideration in the mutually agreed upon Inventory reserve. The Parties disputing the reserve, as of August 31, 1998, agreed to increase the reserve by $200,000. As a result, any adjustment to Inventory shall be made only in accordance with Section 2.4(c).

      5.22 FIXED ASSETS. The buildings, structures, machinery and other equipment of Seller included in the Transferred Assets and the assets to be leased to Buyer pursuant to this Agreement are sufficient for the continued conduct of Seller's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

      5.23 ENVIRONMENTAL MATTERS. Except as set forth in the Schedule 5.23, (a) To the best of Seller's knowledge, Seller is in full compliance with and is not in violation of or liable under, any Environmental Law (as hereinafter defined). Seller has not received any actual or threatened order, notice, or other written communication from any governmental body, entity or person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to the Aberdeen Plant or any of the other facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has an interest, or with respect to the Aberdeen Plant or any property at or to which Hazardous Materials (defined below) were generated, manufactured, refined, transferred, imported, used, processed or migrated onto, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the best of Seller's knowledge, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Aberdeen Plant or any other properties or assets of Seller.

         (c) Seller has not received, any citation, directive, inquiry, notice, order, summons, warning, or other written communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to the Aberdeen Plant or any other properties or assets, or property or facility at which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, processed or migrated onto or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received prior to the Closing.

         (d) To the best of Seller's knowledge, there are no Hazardous Materials present in, on or under the environment at the Aberdeen Plant or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and disposed of, released into or located in land, water, sumps, or any other part of the Aberdeen Plant, or incorporated into any structure therein or thereon. Neither Seller, nor to Seller's knowledge has any other person, permitted or conducted, or is aware of, any hazardous activity conducted with respect to the Aberdeen Plant or any other properties or assets (whether real, personal, or mixed) of Seller except in full compliance with all applicable Environmental Laws.

         (e) To the best of Seller's knowledge, there has been no Release (defined below) or threat of Release, of any Hazardous Materials at or from the Aberdeen Plant or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Aberdeen Plant, or from or by any other properties or assets (whether real, personal, or mixed), or any geologically or hydrologically adjoining property, whether by Seller, or any other person.

         (f) To the extent in Seller's possession and control, Seller has delivered to Buyer true and complete copies and results of any environmental reports, studies, analyses, tests, or monitoring data, inspection reports, correspondence between Seller and any Governmental Entity and any and all written documentation in the possession of or known to Seller pertaining to Hazardous Materials or hazardous activities in, on, or under the Aberdeen Plant, or concerning compliance by Seller with Environmental Laws.

         (g) For purposes of this Agreement, the following terms have the meaning set forth below:

                  "Environmental Law" means any Law (defined below) with respect to the preservation of the environment or the promotion of worker health and safety, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Resource Conservation and Recovery Act as amended by the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Title III of the Superfund Amendments and Reauthorization Act, (k) the Federal

Insecticide, Fungicide and Rodenticide Act and (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances.

                  "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" and "extremely hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization act for 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Resource Conservation and Recovery Act and the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulations promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

                  "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

         5.24 EMPLOYEES. Schedule 5.24 contains a complete and accurate list of the following information for each employee of Seller including each employee on leave of absence or layoff status: employer, name, job title, current compensation paid or payable and any change to be made in such compensation, and vacation accrued. No employee is a party to or is otherwise bound by any agreement or arrangement with Seller, including any confidentiality, noncompetition, or proprietary rights agreement that will affect the performance or his or her duties as an employee, or the ability of Seller to conduct the business currently conducted by Seller.

         5.25     INTELLECTUAL PROPERTY.

                  (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes, without limitation of the general definition in
Section 1.1(h):

                      (i) the names "PowerBoss", "PowerClean", "Armadillo", "Badger," and "Prowler", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "MARKS"); the name "AAR" is specifically excluded from this Agreement:

                      (ii) all patents, patent applications, and inventions and discoveries that are patented and owned by Seller, including, without limitation, those listed on Schedule 1.1(h) (collectively, "PATENTS");

                      (iii) all copyrights in both published works and unpublished works that are owned by Seller (collectively, "COPYRIGHTS");

                      (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned or licensed by Seller as licensee or licensor.

         (b) Agreements-- Schedule 5.25(b) contains a complete and accurate list of all contracts relating to the Intellectual Property Assets to which Seller is a party, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and, to Seller's knowledge, no threatened disputes or disagreements with respect to any such agreement.

         (c) Patents-- (i) To the best of Seller's knowledge, the Schedule 1.1(h) contains a complete and accurate list of all Patents. Seller or the parent AAR Corp. is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities and other adverse claims.

             (ii) To the best of Seller's knowledge, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable.

             (iii) To the best of Seller's knowledge, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's knowledge, there is no potentially interfering patent or patent application of any third party.

             (iv) To the best of Seller's knowledge, no Patent is infringed or, to Seller's knowledge, has been challenged or threatened in any way.

      (d) Trademark-- (i) To the best of Seller's knowledge, Schedule 1.1(h) contains a complete and accurate list of all Marks. Seller or its parent AAR Corp. is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

                  (ii) To the best of Seller's knowledge, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.

                  (iii) To the best of Seller's knowledge, no Mark has been or is now involved in any opposition, invalidation or cancellation and, to Seller's knowledge, no such action is threatened with respect to any of the Marks.

                  (iv) To the best of Seller's knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  (v) To the best of Seller's knowledge, no Mark is infringed or, to Seller's knowledge, has been challenged or threatened in any way.

      (e) Leased Software--Effective as of the Closing and for the respective lease terms, Seller shall have obtained approval for Buyer to use the Leased Software as contemplated by this Agreement.

      5.26 PERMITS AND LICENSES. Schedule 5.26 sets forth a description of each waste water disposal, air or other permit or license currently in effect for operation of the Aberdeen Plant.

      5.27 DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement in any Schedule hereto omits to state a material fact necessary to make the statement therein not misleading. There is no fact known to Seller (other than general economic or industry conditions) that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Seller that has not been so stated in this Agreement or the Schedules hereto.

      6    REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

      6.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer has the corporate power to own its property, to carry on its business as now being conducted and to execute and perform this Agreement.

      6.2 CORPORATE AUTHORIZATION. All necessary corporate action has been taken by Buyer to authorize the execution and delivery by Buyer of this Agreement and all other agreements and instruments contemplated hereby.

      6.3 NO CONFLICT. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof, will not result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, any agreement, indenture or other instrument to which Buyer is a party or by which it is bound, the charter or Bylaws of Buyer or any judgment, decree, order or award of any court, governmental body or arbitrator or any law, rule or regulation applicable to Buyer.

      6.4 GOVERNMENTAL APPROVALS. No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits, licenses, orders or authorizations required to be obtained by Buyer from, any governmental or regulatory authorities of the United States, the several states or, to the best of Buyer's knowledge, any foreign jurisdiction in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby.

      6.5 NO LITIGATION. There is no litigation or other proceeding pending against Buyer which, if adversely determined, would affect the validity or enforceability of this agreement.

      7   AGREEMENTS PRIOR TO THE CLOSING.

      7.1 FULFILLMENT OF CONDITIONS. Seller shall use its good faith efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 8 hereof to be fulfilled at or prior to the Closing.

      7.2 CONFIDENTIALITY; ACCESS TO INFORMATION. Each party hereto will hold and will cause its representatives, consultants, and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law after having given not less than twenty-four (24) hours notice thereof to the other parties or unless consented to by the other parties in writing prior to the disclosure, the existence and contents of all negotiations and documents in connection with the transactions contemplated by this Agreement. Each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, and other consultants and advisors in connection with this Agreement. Between the date of this Agreement and the Closing, Seller shall allow the employees, representatives, attorneys, and accountants of Buyer reasonable access at reasonable times to the records, files, correspondence, audits, and properties of Seller and to all information relating to the business and affairs of Seller and shall permit Buyer to contact current employees (as arranged through Seller) of Seller with regard to their prospective employment by Buyer. If the transactions contemplated by this Agreement are not consummated, such confidentiality requirements will continue, and such information will not be used to the detriment of the other parties, and all such documents (including copies thereof) will be returned to the other party immediately upon the written request of such other party. Each party will be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care with respect to such information as it takes to preserve confidentiality for its own similar information.

      7.3 PAYMENT OF DIVIDENDS. Between the date of this Agreement and the Closing, Seller shall not:

      (i) pay or declare any dividend or other distribution, whether payable in cash, property or securities, with respect to Seller's capital stock;

      (ii) directly or indirectly call, redeem, purchase or otherwise acquire any such stock or any other securities of Seller;

      (iii) issue any additional shares of any class or series of capital stock or create, authorize or issue any new class or series of capital stock or any other debt or equity securities, or issue any option, warrant or right to acquire any such securities.

      7.4 PRESERVATION OF SELLER'S EXISTING RELATIONSHIPS. Between the date of this Agreement and the Closing, Seller shall use its best good faith efforts to:

             (i) conduct the business of Seller in the ordinary course of business;

             (ii) preserve intact the current business organization of Seller;

             (iii) keep available the services of the current employees, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and other having business relationships with Seller;

             (iv) confer with the Buyer concerning operational matters of a material nature; and (v) otherwise report periodically to the Buyer concerning the status of the business and operations of Seller.

             (vi) assist Buyer in transferring, if applicable, the permits specified in Schedule 5.26.

      7.5 CHANGE OF NAMES; USE OF NAMES. Seller shall take all action necessary or appropriate to change its corporate name, within a reasonable time after the Closing, to a name that does not include the word "PowerBoss", or any words confusingly similar thereto. From and after the effective date of the change of said corporate names, Seller shall not use the name or any names which include such words or which are confusingly similar thereto other than in connection with its compliance with Section 3.3 hereof.

      8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are subject to fulfillment of each of the following conditions prior to or at the Closing:

      8.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of Seller in this Agreement shall be true at the date hereof, and shall be repeated at the time of the Closing as though made at and with respect to the time of the Closing and shall then be true also in all material respects.

      8.2 PERFORMANCE. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      8.3 OFFICER'S CERTIFICATES. Buyer shall have received a certificate of the President or a Vice President of Seller, dated as of the Closing, to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

      8.4 OPINION OF SELLER'S COUNSEL. At the Closing, Seller shall have furnished to Buyer an opinion of its counsel, dated the date of the Closing in form and substance reasonably satisfactory to Buyer with respect to the matters set forth in Exhibit 8.4 hereto.

      8.5 LITIGATION. No litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this agreement or any portion thereof.

      8.6 INSTRUMENTS OF TRANSFER. Seller shall have delivered to Buyer a bill of sale in the form attached hereto as Exhibit 8.6, and Assignments of Patents and Trademarks transfer documents.

      8.7 CERTIFIED RESOLUTIONS. At the Closing, Buyer shall have received copies certified by the Secretary or an Assistant Secretary of Seller of the resolutions of the Board of Directors and of the sole shareholder of Seller authorizing the execution and delivery of this Agreement and approving the sale of assets and other transactions contemplated hereby.

      8.8 ABERDEEN PROPERTY. At the Closing Seller shall have duly executed and delivered to Buyer the Lease Agreement with respect to the Aberdeen Property (the "Aberdeen Lease") in form and substance as set forth in Exhibit 8.8 hereto and delivered to Buyer possession of the Aberdeen Property in at least the same condition as the Aberdeen Property is at the date of this Agreement, ordinary wear and tear excepted.

      8.9 CUSTOMER FILES. Seller shall have delivered to Buyer current customer credit files, including credit applications, credit reports, correspondence and other papers relating to Customers.

      8.10 LEASED SOFTWARE CONSENTS. Seller shall have delivered to Buyer all consents, if any, for the use by Buyer of the Leased Software as contemplated for in this Agreement.

      9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      9.1 REPRESENTATIONS TRUE AT CLOSING. Buyer's representations and warranties contained in this Agreement shall be true at the date hereof, and shall be repeated at the time of the Closing as though made at and with respect to the time of the Closing and shall then be true also in all material respects.

      9.2 PERFORMANCE. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      9.3 OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a certificate of Buyer's President or a Vice President, dated as of the Closing, certifying to the fulfillment of the conditions specified in Sections 9.1 and
9.2 hereof .

      9.4 LITIGATION. No litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this agreement or any portion thereof.

      9.5 CERTIFIED RESOLUTION. At the Closing, Seller shall have received a copy certified by the Secretary or an Assistant Secretary of Buyer of the resolution of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and approving the sale of assets and other transactions contemplated hereby.

      9.6 OPINION OF BUYER'S COUNSEL. At the Closing Seller shall have received an opinion of Buyer's Counsel, dated the date of

Closing, reasonably satisfactory to Seller with respect to the matter set forth in Exhibit 9.6 hereto.

      10   TERMINATION.

      10.1 TERMINATION. In the event that any of the conditions set forth in
Article 8 hereof are not fulfilled or waived by Buyer in its sole discretion in writing prior to or on the Closing, then Buyer may terminate this Agreement by written notice to Seller. In the event that any of the conditions set forth in
Article 9 hereof are not fulfilled or waived by Seller in its sole discretion in writing prior to or on such date, then Seller may terminate this Agreement by written notice to Buyer. If the Closing has not occurred on or before November 20, 1998, Seller or Buyer may terminate the Agreement so long as the terminating party is not in default of the Agreement. Each party's right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated by a party because of breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

      11   SURVIVAL AND INDEMNIFICATION.

      11.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the parties contained herein shall be continuing and shall survive the consummation of this transaction for a period of one (1) year from the Closing Date.

      11.2 INDEMNIFICATION BY SELLER. Seller shall indemnify Buyer and hold Buyer harmless from and against and in respect of any loss, damage (including incidental and consequential damages), claim or expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party claim, or liability whatever ("Buyer Damages"), suffered by or asserted against Buyer as a result of, subject to provisions of Section 11.5, (i) any breach of any representation or warranty made by Seller in this Agreement, or any certificate or document delivered by Seller pursuant to this Agreement; (ii) any breach by Seller of any of its covenants under this Agreement; (iii) any liability or obligation arising out of the conduct of Seller's business, product shipped, or the ownership of the Transferred Assets prior to the Effective Time, except to the extent of the liabilities assumed by Buyer hereunder; (iv) any and all tax liabilities and obligations owed by the Seller with respect to any period prior to the Effective Time and (v) any environmental, health, and safety liabilities arising out of or relating to: (A) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released, or otherwise handled by Seller prior to the Closing Date, or (B) any hazardous activities that were conducted by Seller prior to the Closing Date or (C) the Hazardous Materials present in, on or under the Premises on or prior to the Effective Date and (vi) any use by Seller or its affiliates of the Leased Software. Seller shall have no obligation to indemnify or hold harmless Buyer if the claim or assertion arises to the extent from a release of Hazardous Materials by Buyer.

      11.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold Seller harmless from and against and in respect of any loss, damage, (including incidental and consequential damages), claim or expense (including cost of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party claim on liability whatever ("Seller Damages") suffered by or asserted against Seller as a result of (i) any breach by Buyer of its obligations under this Agreement; (ii) any liability or obligation arising out of the conduct of Buyer's business or Buyer's ownership of the Transferred Assets subsequent to the Effective Time, including, without limitation, Buyer's failure to pay, perform or otherwise discharge any of the liabilities assumed by Buyer herein; all warranty obligations assumed by Buyer herein and on sales completed (shipped) subsequent to the Effective Time and any and all tax liabilities or obligations owed by Buyer with respect to any period subsequent to the Effective Time or any transaction occurring subsequent to the Effective Time; any environmental, health and safety liabilities arising out of or relating to (a) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released or otherwise handled by Buyer subsequent to the Closing Date, (except for any existing contamination on the Premises as of the Effective Time), (b) any hazardous activities that were conducted by Buyer subsequent to the Closing Date or (c) the Hazardous Materials in, on or under the Premises to the extent caused by Buyer; (iii) Buyer's use of, or acts or omissions with respect to, the Leased Software except to the extent caused by Seller including Seller's failure to get approval for lease; and (iv) Buyer's lease of the Livonia facility and the AAR Corp. facility referenced in Section 12.4.

      11.4 NOTICE OF CLAIM. In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by any person in respect of which indemnification may be sought under the provisions of Section 11.2 or
Section 11.3 hereof, the party claiming indemnification shall cause written notice thereof to be given to the other parties. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any delay in giving notice unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the delay in giving such notice. In the event that the indemnifying party has acknowledged that it will indemnify and reimburse the party claiming indemnification with respect to any Buyer Damages or Seller Damages with respect to a particular lawsuit and have demonstrated its financial ability so to indemnify and reimburse such party, the indemnifying party shall be permitted to control the conduct of such defense and, at the expense and option of the indemnifying parties, may settle such suit provided however, the indemnifying party shall not consent to the entry of any judgment against or effecting the party claiming indemnification or to the settlement of any such matter, except with the written consent of the party claiming indemnification. Buyer and Seller shall cooperate with each other in the defense of any claims.

      11.5 INDEMNIFICATION LIMITATIONS. The obligations of Seller to indemnify Buyer, as set forth in Section 11.2 and Seller's obligations as a result of a breach of any representations, warranties, covenants or agreements of Seller herein shall be subject to the following limitations:

      (a) the aggregate liability of Seller shall not exceed Three Million Dollars ($3,000,000);

      (b) Seller will have no obligation to indemnify Buyer from and against claims made under this Agreement or to pay Buyer as a result of a breach of any representation, warranty, covenant or agreement herein, until Buyer's actual damages for such claims and breaches in the aggregate exceed One Hundred Thousand Dollars

($100,000), at which point Seller's obligations hereunder will be enforceable for any amounts above the $100,000 aggregate.

      (c) Notwithstanding anything in Section 11.5(a) to the contrary, Seller's obligation to indemnify Buyer for environmental conditions as specified in
Section 11.2(v) shall be subject to an additional aggregate limit of Two Million Dollars ($2,000,000) above the specified limit in Section 11.5(a) of $3,000,000.

      The foregoing provisions of this Section 11.5 will not apply to the adjustment provision set forth in Section 2.8. Further, nothing in this Section
11.5 shall obligate Buyer to assume any obligations of Seller not specifically assumed by Buyer under Section 3.1, or limit any right of Buyer to defend against obligations of Seller not assumed by Buyer under Section 3.1.

      11.6 DISCLOSURE SCHEDULES.

           The Seller disclosures in the Schedules hereto relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation and warranty in this Agreement. In the event of any inconsistency between statements in the body of the Agreement and those in a Schedule (other than an exception expressly set forth in the Schedule with respect to a specifically identified representation or warranty), the statements in the Agreement will control.

      12    POST-CLOSING COVENANTS AND AGREEMENTS

      12.1  NON-COMPETITION

      (a) For a period of three (3) years following the date of the Closing, Seller shall not engage or participate directly or indirectly in any business which is competitive with the business conducted by Seller in any of the states or territories of the United States or any foreign territories, where Seller has heretofore conducted its business or where Buyer has heretofore conducted its business so long as Buyer, its successors and assigns shall carry on a like business therein. Further, the Seller agrees that for a period of eighteen (18) months following the date of the Closing, neither Seller nor AAR Corp. shall solicit, directly or indirectly, any of the Seller's employees who are employed by Buyer as of the Closing Date and continue to be employed by Buyer for such 18 month period, for any employment, consulting or other position without the express written authorization of Buyer.

      (b) The foregoing covenant shall be deemed to be a series of separate covenants, one for each of the states of the United States and all applicable foreign jurisdictions. If in any judicial proceeding a court shall refuse to enforce one or more of these separate covenants deemed included herein, such unenforceable covenant shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

      12.2 COMMUNICATIONS TO SELLER; RECEIPTS. (a) Seller hereby authorizes and empowers Buyer, from time to time after the Closing: (i) to receive and open all mail and other communications to Seller received by Buyer; and (ii) to deal with the contents of such communications at its sole expense and in any proper manner if such communications relate to the business conducted by Buyer after the Closing or to the Transferred Assets. If such communications do not relate to the business conducted by Buyer after the Closing or the Transferred Assets, it will be forwarded to Seller.

      (b) Seller shall transmit by wire funds to Buyer on the first business day of each week all Receivables received during the immediately preceding week and transmit to Buyer a report that identifies the Payor, the amount paid and the invoice, if any, identified with respect to the payment.

      12.3 CONSULTATION REGARDING TAX MATTERS. (a) Seller agrees to consult with Buyer, and Buyer agrees to consult with Seller, prior to any Internal Revenue service or any other governmental or regulatory authority reviews and prior to agreeing to any settlement with the Internal Revenue Service, which would involve any adjustment or change in the allocation of the Final Purchase Price or otherwise affect Buyer or Seller.

      (b) Seller agrees to reasonably cooperate with the Buyer's reasonable request for any additional financial information, audited financial statements, if any, auditor's work sheets and consents of Seller's auditors as may be necessary to complete compliance on a timely basis of the Buyer's filing requirements with the Securities and Exchange Commission (the "SEC").

       12.4 SHORT TERM LEASE OF SPACE. (a) For a period of 90 days following the Closing Date, Seller shall lease to Buyer the premises at 12633 Inkster Road, Livonia, Michigan 48150 presently occupied by Seller for a rental of One Dollar ($1.00).

         (b) From and after the Closing Date, Seller shall lease to Buyer the premises located at 1100 North Wood Dale Road, Wood Dale, Illinois which Seller's AAR Power-Clean Division presently occupies at a rental of $7,500 for 90 days after the Closing. The Lease terminates as of the 90th day.

         12.5 CONSULTATION REGARDING SOFTWARE. For a period of 120 days following the Closing Date Seller shall provide, without charge, reasonable consultation and training to Buyer's personnel with respect to the financial software included in the Transferred Assets or leased from Seller, including, without limitation, financial software relating to Receivables and cash applications. This consultation will include transferring the Data 3 and Lawson information listed in Schedule 12.5, during such 120 day period as reasonably requested by Buyer. Buyer acknowledges that any such consultation, training and data supplied is merely an accommodation to Buyer and is provided without any representations or warranties as to its accurateness, completeness or reliability and is transferred "AS IS" "WHERE IS", with all faults and Buyer waives any right to bring any cause of action as a result of any such consultation, training or data provided hereunder.

      12.6 REMARKETING AGREEMENT. The Parties acknowledge that Seller has guaranteed the payment, to NationsBank and Sanwa, for the machines specifically listed in Schedule 12.6 from the Dealers listed in such Schedule. Buyer and Seller shall use their best efforts to negotiate a Remarketing Agreement within 30 days after execution of this Agreement. If Buyer and Seller cannot agree on a Remarketing Agreement, Seller or its affiliates shall have the right to remarket the machines itself, notwithstanding the non-compete provisions in Section 12.1.

      13   MISCELLANEOUS

      13.1 BROKERAGE. Each party represents that except as set forth in Exhibit
13.1 such party has not retained any broker, in connection with this agreement or the negotiations thereof. Each party shall indemnify and hold the other parties harmless from and against all losses, liabilities, claims, damages and expenses, including court costs and reasonable attorneys' fees, arising out of any claim for brokerage or other commissions relative to this agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the instance of such indemnifying party by any other person.

      13.2 PUBLIC ANNOUNCEMENT. Except as otherwise required by law in the reasonable interpretation of counsel for a party, (i) no publicity or press release or other public announcement with respect to this agreement or any of the transactions contemplated hereby shall be made without the express consent of the other parties, and (ii) Seller and the Buyer shall keep confidential the Purchase Price and related terms of this Agreement.

      13.3 PAYMENT OF COSTS. Except as otherwise provided herein, Buyer shall bear the costs, fees and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, including but not limited to attorney's and accountant's fees, and Seller shall bear costs, fees and expenses incurred by them in connection with the negotiation, execution and performance of this Agreement, including but not limited to attorney's and accountant's fees.

      13.4 NON-ASSIGNMENT. This Agreement shall not be assignable by Seller or Buyer; provided, however, that (i) this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and legal representatives of the Seller and Buyer, and (ii) Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer provided such assignment will not relieve Buyer of any of its obligations under this Agreement.

      13.5 ENTIRE AGREEMENT. Except as provided in this section, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof and this Agreement shall not be modified or amended except by written agreement of Seller and Buyer. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

      13.6 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

      13.7 NOTICES. Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be deemed to have been given, served or delivered when delivered personally or via courier service such as Federal Express, UPS, etc., or when deposited in the United States mails, registered and with proper postage prepaid or when faxed with a confirmation of receipt, addressed as follows:

         (i)  If to Seller, to:

              AAR PowerBoss, Inc.

              P.O. Box 1227

              Aberdeen, North Carolina 28315

              Attn: President

         And to:

              AAR Corp.

              1100 N. Wood Dale Road

              Wood Dale, Illinois 60191

              Attn: President

         (ii) If to Buyer, to:

              Minuteman International, Inc.

              111 South Rohlwing Road

              Addison, Illinois 60101

              Attn: President

         And to:

              Reynolds & Reynolds

              111 West Washington Street, Suite 1631

              Chicago, Illinois 60602

              Attn:    Frank R. Reynolds

         13.8 GOVERNING LAW.

         (a) This agreement shall be governed by and construed under the laws of the State of Illinois.

         (b) The parties agree that any state or federal court located in the State of Illinois shall have jurisdiction to hear any suit, action or proceeding arising out of or in connection with this Agreement. Each party hereby acknowledges, and irrevocably consents and submits to the jurisdiction of any such court in any such suit, action or proceeding. Service of process may be made against a party either in person, wherever such party may be found, or by notice as permitted herein to the address of the party set forth in this Agreement.

         (c) Seller and Buyer covenant and agree that any suit, action or proceeding arising out of or relating to this Agreement or the matters dealt with herein shall only be instituted by them or their permitted successors or assigns, if at all, in a state or federal court located in Illinois.

         13.9 BULK SALES. The parties agree that notifications shall not be filed with respect to the purchase and sale contemplated hereby under the bulk transfer or bulk sales provisions of applicable laws. Such agreement shall not modify the obligations of the parties hereto with respect to the retention of liabilities by Seller and the assumption and payment of liabilities by Buyer.

         13.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AAR POWERBOSS, INC.                            MINUTEMAN INTERNATIONAL, INC.

BY:___________________________                 BY:___________________________

NAME:_________________________                 NAME:_________________________

TITLE:________________________                 TITLE:________________________

                                    GUARANTY

         FOR VALUE RECEIVED and as an inducement to MINUTEMAN INTERNATIONAL, INC. entering into the foregoing Asset Purchase Agreement, the undersigned, being the owner of all the capital stock of AAR PowerBoss, Inc. ("Seller") does hereby guaranty the prompt and full performance and any payment by Seller of all Seller's obligations under the Asset Purchase Agreement.

Dated: November ____, 1998                    AAR Corp.___________________

                                              By:_________________________

                                              Name:_______________________

                                              Title:______________________

                                 Schedule 1.1(c)

                               Leasehold Interest

Lessor                  Description                  Serial No.             Term
------                  -----------                  ----------             ----
Vanguard          Toshiba Copier               CG412561                4/96-3/99

Packaging &       Padpak Jr. Table             25066562                9/97-2/99
Specialty         Top
Papers

Ascom Hasler Postage Meter                                            9/98-12/98

Xerox             7033 Copier                  0D7-081236             1/96-12/98

Xerox             DWC Pro Laser Fax            G4E-021157              2/98-1/99

Xerox             5818 2 Tray                  N7N-030624            12/97-11/00

Xerox             5818 2 Tray                  N7N-030644            12/97-11/00

Motor Truck Trailer

Industrial        Clark Lift                   0399-8990              1/94-12/98
Truck                  Truck

Industrial        Used Clark OP15              0391-7935              9/97-10/98
Truck

Dougherty         Yale Lift                    578155                 10/95-9/00
Equipment         Truck

Dougherty         Yale Lift                    A807N03334S            12/96-3/01
Equipment         Truck

Dougherty         LP Forklift                  E177B12589T            5 Years
Equipment         Truck

Lease Plan        Auto Lease(salesman)                                 2/97-8/00

                                 Schedule 1.1(d)

                           Customer's Purchase Orders

                                  See Attached

                                 Schedule 1.1(e)

                            Seller's Purchase Orders

                                  See Attached

                                 Schedule 1.1(f)

                 Machinery and Equipment (Included and Excluded)

                                 Schedule 1.1(h)

                              Intellectual Property

                                  See Attached

                                 Schedule 1.1(j)

                           Vehicles (Owned or Leased)

Make        Year Model            VIN               Location Status
----        ----------            ---               -------- ------
E350        1995Ford Van         1FTJE34H6SHB72920  Chicago  Lease

E150        1991Ford Van         1FTEE14Y6MHA66301  Chicago  Own

F150        1995Ford Pick-UP     1FTEX15HXSKA15750  Detroit  Own

E150        1998Ford Van         1FTRE1429WHA43370  Detroit  Lease

E150        1997Ford Van                            Chicago  Lease

E150        1998Ford Van         1FTRE142XWHA0345   Chicago  Lease

NPR         1997  Isuzu Box      4KLB4B1R1VJ001990  Chicago  Lease
                  Truck

AJAX        1992  Trailer        JT2687             Chicago  Own

Utility     1994  Trailer        57EEOOC71J1001009  Chicago  Own

Avenge      1997  Trailer        4T6UB1423UM003766  Chicago  Own

LN 900            Ford DSL       R902VS05212        Aberdeen Own
                  Truck

                                 Schedule 1.1(l)

                         Major Item of Personal Property

                    "Leases Software": AS 400 - IBM Hardware

                                - Data 3 Software

                                - Lawson Software

                       - Pinehurst Country Club Membership

                                 Schedule 1.2(j)

                                  See attached

                                 Schedule 2.4(c)

                            XS and Obsolete Inventory

                                 Schedule 3.1(f)

                                    Contracts

                                 Schedule 3.1(g)

                                 Warranty Claims

                                 Schedule 5.4(a)

                           May 31, 1998 Balance Sheet

                                 Schedule 5.4(b)

                        May 31, 1998 Financial Statement

                                 Schedule 5.5(b)

                               Changes in Business

                                      None

                                  Schedule 5.8

                              Notice of Violations

           "United States Environmental Protection Agency Letter dated

            October 25, 1991 regarding Aberdeen Pesticide Dump Site"

                          - OSHA Inspection(s) Attached

                                  Schedule 5.9

                              Claims and Litigation

                       - Bell et Tom v AAR PowerBoss, Inc.

           - Ben Fitzgerald Real Estate Services v AAR PowerBoss, Inc.

                                  Schedule 5.10

                             Employment Arrangements

                                      None

                                  Schedule 5.11

                                      Taxes

         Seller agreed with Holland Tax Authorities to pay post VAT and wage taxes in the amount of approximately $136,000 Guilders.

                                  Schedule 5.12

                        Arrangements with Related Parties

                                      None

                                  Exhibit 5.23

                              Environmental Matters

             Aberdeen Pesticide Dump Sites - All Applicable Material

         - Phased Environmental Assessment prepaid by Environmental Strategies Corporation dated November 5, 1998

             - Letter from Hunton & Williams dated January 23, 1997 regarding investigatory activities conducted at the PowerBoss facility in connection with the Aberdeen Pesticide Dump Site

         - Letter from the United States Environmental Protection Agency dated August 4, 1997 regarding the Deminimis Settlement of the Cherokee
           Resources Sites (Settlement of $17,807.42)

                                  Schedule 5.24

                                  Employee List

                                  See Attached

                                Schedule 5.25(b)

                         Intellectual Property Contracts

                                      None

                                  Schedule 5.26

                              Permits and Licenses

                                  See Attached

                                   Exhibit 8.4

                           Seller's Attorney's Opinion

                                   Exhibit 8.6

                                  Bill of Sale

                                   Exhibit 8.8

                          Real Property Lease Agreement

                                   Exhibit 9.6

                           Buyer's Attorney's Opinion

                                  Schedule 12.5

                              Transferred MIS Files

                                  See Attached

                                  Schedule 12.6

                              Remarketing Equipment

                                  See Attached

                                  Schedule 13.1

                               Broker Arrangements

                            Green Park International

      AAR PowerBoss, Inc., ("AAR") and Green Park International, Inc., ("GP") entered into a brokerage agreement (the "Agreement") dated April 14, 1998 in an effort to effect the sale of PowerBoss.